Exhibit 99.1

January 31, 2012	Contact: James Gasior
President and CEO

Press	Release: Cortland Bancorp Reports Fourth

  Quarter and Full Year 2011 Earnings

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today reported net income of $4.1 million, or $.90 per share, for the year ending December 31, 2011, representing a 24% increase over the $3.3 million, or $.72 per share reported for the same period in 2010. The improvement in earnings performance is highlighted by a 17% growth rate in the commercial loan portfolio and a composite loan portfolio growth rate of 9%. The loan portfolio growth combined with additional balance sheet strategies orchestrated by management produced an increase in net interest income of $873,000 from the previous year end. Earnings have also been enhanced through the effective management of overhead costs which resulted in a peer comparable efficiency ratio of 70%. This was accomplished despite the recognition of additional expenses associated with the start-up of the new mortgage banking unit.

Respective to quarterly operating results for the last quarterly reporting period of 2011, highlights of operations are as follows:

•	Net income for the fourth quarter 2011 was $828,000 or $.18 per share versus $1 million or $.23 per share for the fourth quarter of 2010.

•

Net interest income increased by $141,000 in 2011 versus 2010 despite a 3 basis point decline in net interest margin as the Company continues to optimally manage its balance sheet in this historically low interest rate environment.

•

The Company continues to excel in managing risks in the loan portfolio as asset quality measures are among the best for banks with similar asset totals. Net loan charge-offs were .49% of average loans in 2011 and .31% for 2010. The allowance for loan loss (ALLL) to total loans ratio was 1.06% at December 31, 2011 versus .94% a year ago. The Company’s allowance for loan losses covers 86% of nonaccrual loans at December 31, 2011.

•

The Company’s total shareholders’ equity increased from $41.9 million on December 31, 2010 to $45.7 million at December 31, 2011, an increase of $3.8 million. The Company continues to remain well capitalized under all regulatory measures. The Company’s total risk-based capital is $16.2 million in excess of the 10% well capitalized threshold.

James Gasior, President and Chief Executive Officer stated, “Amid more rigorous regulatory standards and an uncertain economy, the Company continues to follow its core strategic direction. Our operating results reflect our commitment to growing loans and deposits in the markets in which we operate and in producing consistent positive earnings. On the heels of the financial crisis, we have now posted positive earnings in each of the last nine quarters dating back to the fourth quarter of 2009.”

Net interest income, which provides the core earnings base for the Company, increased 3.6% to $4.059 million in the fourth quarter of 2011 versus $3.918 million in 2010. The Company has benefited from increasing balances in the loan portfolio yielding 5.73% during the quarter in lieu of allocating funds into the investment portfolio earning 3.17%. Also, as liabilities continue to mature and reprice at lower rates, the net interest income has, and is expected to continue to improve. Even with deposit rates creeping lower to reflect market trends, the Company has been able to both retain and grow deposits and has recorded a nearly 8% increase in balances over the past year.

Mr. Gasior commented, “In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, the Company devoted substantial attention to profit improvement measures, balance sheet restructuring and a reorganization of its management structure. The Company’s management team continues to focus on measures designed to enhance capital and to provide for adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion, with the objective of increasing both the interest income and noninterest income revenue base”.

Further commenting on the results, Mr. Gasior stated, “The Company incurred over $200,000 in noninterest expenses in 2011 associated with the start-up of the mortgage banking unit. As its operations ramp up in 2012, CSB Mortgage Company, as it is named, will enhance the Company’s noninterest income, and is expected to be profitable in the first quarter.” CSB Mortgage Company will partner with mortgage brokers in contiguous states to originate mortgage loans. The loans will be sold to investors in the secondary market generating a profit margin.

Non-Interest Income for the quarter, excluding impairment (OTTI) charges and securities gains, decreased by $41,000 from a year ago. This is mainly due to realizing losses on Other Real Estate in 2011 of $42,000 versus gains in 2010 of $5,000. With the addition of the mortgage banking unit, Non-Interest Expenses increased for the fourth quarter of 2011 to $3.508 million as compared to $3.205 million for the same period in 2010.

The Company, to date, has not experienced notable deterioration in credit quality despite less than favorable economic conditions over the past several years. Nonperforming loans were $5.2 million at December 31, 2011 or 1.78% of loans, up slightly from $3.9 million at December 31, 2010. Included in these totals is a single loan of $1 million fully secured by collateral for which no loss is expected to be incurred.

Mr. Gasior noted, “The Company stayed ahead of the game by aggressively setting aside reserves for future losses. With the fragile state of today’s economy, it is prudent to address the potential for losses based upon worsening conditions. The Company was able to do this and still achieve improved earnings results.”

For the year ending December 31, 2011 the provision for loan losses was $1.196 million, more than double the prior year provision of $505,000, and far exceeding the net charge-offs for the year of $639,000. Provision expense during the year was increased in recognition of loan growth and a changing composition of the loan portfolio as the Company takes aim at managing its balance sheet with a commercially oriented focus.

Total loans at December 31, 2011 were $289.1 million as compared to $265.2 million a year ago, a 9% increase. Total assets of $519.8 million at December 31, 2011 reflect a modest increase of 3.9% from year ago asset totals of $500.3 million as management orchestrates balance sheet strategies designed to reinvest cash flows from its investment portfolio and increase loan balances with no material change in composite asset totals. This balance sheet strategy is designed to improve net interest income margins and overall profitability while maintaining assets which support the Company’s current capital position.

In addition to building loan loss reserves, the Company has also continued to increase its capital levels. With capital as the ultimate cushion to absorb any unforeseen negative consequences of the struggling economy, capital levels for banks across the industry, have been under the watchful eye of the regulators. The Company’s regulatory capital ratios exceed the statutory well capitalized thresholds by a comfortable margin. In the current regulatory environment, regulatory oversight bodies expect banks to maintain ratios above the statutory levels as a margin of safety. The calculated ratios are as follows at December 31, 2011: a Tier 1 leverage ratio of 10.47% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 13.37% (compared to a “well-capitalized” threshold of 6.00%); and a total risk based capital ratio of 14.18% (compared to a “well-capitalized” threshold of 10.00%).

Cortland Bancorp is a holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.

For additional information about Cortland Banks visit http://www.cortland-banks.com.

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	September 30,	September 30,	September 30,	September 30,
	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

SUMMARY OF OPERATIONS
Total interest income	$5,177	$5,334	$21,110	$21,872
Total interest expense	(1,118)	(1,416)	(4,732)	(6,367)

Net interest income (NII)	4,059	3,918	16,378	15,505
Provision for loan losses	(324)	(180)	(1,196)	(505)

NII after loss provision	3,735	3,738	15,182	15,000
Total other income before impairment loss	815	857	3,760	4,045
Total other noninterest expense	(3,508)	(3,205)	(13,475)	(12,441)

Income before tax and impairment loss	1,042	1,390	5,467	6,604

Net income before impairment loss	828	1,096	4,205	5,061

Impairment loss net of tax benefit		(60)	(133)	(1,790)

Net income	$828	$1,036	$4,072	$3,271

CORE EARNINGS
GAAP earnings	$828	$1,036	$4,072	$3,271
Impairment losses on investment securities		91	202	2,712
Investment gains not in the ordinary course of business	(11)		(344)	(920)
Credits related to reorganization — net				(457)
Tax effect of adjustments	4	(31)	48	(454)

Core earnings	$821	$1,096	$3,978	$4,152

PER COMMON SHARE DATA
Net income, both basic and diluted	$0.18	$0.23	$0.90	$0.72
Book value	10.10	9.25	10.10	9.25

BALANCE SHEET DATA
Assets	$519,830	$500,273	$519,830	$500,273
Investments	185,916	188,458	185,916	188,458
Net loans	286,038	262,678	286,038	262,678
Deposits	422,765	391,509	422,765	391,509
Borrowings	42,273	57,901	42,273	57,901
Subordinated debt	5,155	5,155	5,155	5,155
Shareholders’ equity	45,719	41,852	45,719	41,852

AVERAGE BALANCE SHEET DATA
Average assets	$496,192	$482,896	$493,728	$486,588
Average loans	266,232	236,698	261,080	237,624
Average deposits	403,291	381,971	395,561	378,242
Average equity	44,851	39,655	44,589	39,480

Loan charge-offs	$(341)	$(216)	$(832)	$(616)
Recoveries on loans	17	31	193	175

Net charge-offs	$(324)	$(185)	$(639)	$(441)

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	1.40%	1.37%	1.40%	1.37%
Net Charge offs as a percent of average loans	0.49	0.31	0.24	0.19
Loan loss reserve as a percent of total loans	1.06	0.94	1.06	0.94
Non-accrual loans as a percent of total loans	1.23	0.98	1.23	0.98

FINANCIAL RATIOS
Return on average equity	7.38%	10.45%	9.13%	8.29%
Return on average assets	0.67	0.86	0.82	0.67
Effective tax rate	20.54	20.25	22.66	15.96
Net interest margin	3.64	3.67	3.72	3.59
Efficiency ratio	72.11	67.26	69.98	67.13

CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.18%	13.42%	14.18%	13.42%
Tier 1 capital to risk-weighted assets	13.37	12.72	13.37	12.72
Tier 1 capital to average assets	10.39	9.65	10.47	9.59